Exhibit 99.2
SOUND FINANCIAL BANCORP, INC.
ANNOUNCES STOCK REPURCHASE PROGRAM

Seattle, WA – July 27, 2016 – Sound Financial Bancorp, Inc. (NASDAQ: SFBC) announced today that the Company’s Board of Directors has authorized the repurchase of up to 50,000 shares or approximately 2% of the Company’s outstanding shares.  The shares may be purchased in the open market or in privately negotiated transactions, from time to time, over a twelve-month period depending upon market conditions and other factors.

Laurie Stewart, President and Chief Executive Officer of the Company, indicated that the Board of Directors approved the repurchase program in view of the strong capital position and recent earnings of the Company’s subsidiary, Sound Community Bank.  Ms. Stewart stated:  “We believe that the repurchase of our shares represents our commitment to enhancing the value of the Company and acting in the best interest of our shareholders.”

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles and Port Ludlow. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with an additional Loan Production Office in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward-Looking Statements
Statements in this press release that are not historical facts may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties that could cause actual results to differ materially from the results anticipated in such statements, including increased competitive pressures, changes in the interest rate environment, changes in general economic conditions and conditions within the securities markets, legislative and regulatory changes and other factors described from time to time in documents filed and furnished by Sound Financial Bancorp, Inc. with the Securities and Exchange Commission.  Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

For additional information, contact:
Media:	Financial:
Laurie Stewart	Matt Deines
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305